Exhibit 10.1

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (the “Agreement”), dated effective as of February 17, 2026 (the “Effective Date”), is by and between George K. Broady, as trustee of the George K. Broady 2012 Irrevocable Trust (the “GKB Trust”), the undersigned co-trustees of the Eleanor Jane Broady 2012 Irrevocable Trust (the “EJB Trust”, and together with the GKB Trust, the “Sellers”) and Natural Health Trends Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Sellers beneficially own an aggregate of 2,935,227 shares of the Company’s Common Stock (as defined below); and

WHEREAS, Sellers wish to sell such shares to the Company, and the Company wishes to buy such shares from Sellers, on the terms and conditions set forth herein.

AGREEMENT

For and in consideration of the promises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

Section 1.    Repurchase and Sale of Shares.

1.1    Purchase Price. Upon the terms set forth in this Agreement, effective as of the Closing, the Company hereby repurchases and acquires from each Seller, and each Seller hereby sells, assigns, delivers and transfers to the Company, the number of shares of common stock of the Company, par value $0.001 per share (“Common Stock”), owned by such Seller and listed opposite the name of such Seller on Exhibit A to this Agreement (the “Shares”), at a price per Share of $2.00, representing aggregate consideration to all Sellers for all of the Shares of $5,870,454.00 (the “Closing Consideration”), to be paid in accordance with Section 1.2 of this Agreement.

1.2    Closing. The closing of the repurchase and acquisition by the Company and the sale, assignment, deliverance and transfer by the Sellers of the Shares (the “Closing”) shall be held on the date hereof (the “Closing Date”). On the Closing Date, (i) each Seller shall (A) deliver or cause to be delivered to the Company or its transfer agent, as instructed by the Company, the certificates representing such Seller’s Shares, as well as other appropriate documentation requested by the transfer agent, or (B) in lieu of any such certificates, for Shares (x) held of record by a Seller in book-entry form, such Seller shall deliver the appropriate documentation requested by the Company’s transfer agent or (y) held through a broker or other nominee, such Seller may arrange for an appropriate electronic transfer (including through Deposit and Withdrawal at Custodian) of such Seller’s Shares to one or more accounts designated by the Company; and (ii) upon receipt of such Shares, the Company shall pay the applicable portion of the Closing Consideration for the Shares repurchased and acquired hereunder from each Seller, as set forth on Exhibit A, by wire transfer to the bank account specified by the Seller in writing to the Company. On the Closing Date, if the evidence or the requisite documentation required by this Section 1.2 has not been delivered with respect to all of the Shares in order to effect a repurchase and acquisition of all of the Shares on the Closing Date, then the Company shall repurchase and acquire those Shares for which the evidence or the requisite documentation required by this Section 1.2 has been delivered on the Closing Date and shall effect additional Closings for the remaining Shares promptly after the applicable Seller has delivered the evidence or the requisite documentation required by this Section 1.2; provided, however, that the Company shall not be required to effect additional Closings with respect to Shares for which the requisite documentation is delivered later than 10 days from the date hereof.

Section 2.    Representations and Warranties of Seller. Each Seller, severally and not jointly, represents and warrants to the Company as follows:

2.1    Authorization. Such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate, trust or other entity power and authority to enter into this Agreement. The execution and delivery of this Agreement and such other agreements and documents by such Seller and the consummation by such Seller of the transactions contemplated by this Agreement (the “Transactions”) have been duly authorized by all necessary corporate, trust or other entity action on behalf of such Seller and no other action on the part of such Seller is necessary to authorize the Transactions. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, such Seller, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or (b) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought (the “Equitable Exceptions”).

2.2    Seller Stock. Such Seller is the sole record and beneficial owner of all of the Shares listed opposite such Seller’s name on Exhibit A to this Agreement, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, “Liens”), and (b) has the right to vote such Shares on any matters as to which any of the capital stock of the Company is entitled to be voted under the laws of the state of organization of the Company and the Company’s Certificate of Incorporation and Bylaws, free of any right of any other person or entity. Other than as set forth in this Agreement and as is being sold to the Company hereunder, the Seller does not own, beneficially or of record, any additional shares of capital stock or other equity interests in the Company

2.3    No Violations. The execution, delivery and performance by such Seller of this Agreement and the other agreements and documents contemplated hereby, and the consummation by such Seller of the Transactions will not (a) violate any statute, rule, regulation, order or decree of any governmental authority by which such Seller is bound or (b) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person or entity with respect to any agreement, contract, license, franchise, permit, indenture, mortgage or instrument, including without limitation any will or trust agreement relating to such Seller or its assets, to which such Seller is a party or by which any of its properties or assets is bound.

2.4    Consents and Filings. No consent, approval or other authorization of any governmental authority or under any contract or other agreement, instrument or commitment to which such Seller is a party or by which any of its properties or assets is bound is required as a result of or in connection with the execution or delivery of this Agreement, the Letter of Authorization and any other agreements and documents to be executed by Seller or the consummation by Seller of the Transactions. The execution, delivery and performance of this Agreement and consummation of the Transactions will not require such seller to make any filing with any governmental authority, other than filings pursuant to Section 16 or Regulation 13D under the Securities Act of 1934, as amended (the “Exchange Act”).

2.5    Securities Representations.

(a)    Such Seller (i) is familiar with the business and financial condition, properties, operations and prospects of the Company, (ii) has had such time as the Seller deems necessary and appropriate to review and analyze such information, documents and other materials to enable it to form such independent judgment, without reliance on the Company, (iii) has such knowledge and experience in financial and business matters as to be capable, alone or with such Seller’s advisors, of evaluating the merits, risks and suitability of the Transactions, (iv) is relying exclusively on its own investment analysis and due diligence (including such professional advice as it deems appropriate) and the representations and warranties by the Company set forth herein with respect to the Transactions, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, (v) is consummating the Transactions with a full understanding of the terms, conditions and risks associated with such transactions and willingly assumes those terms, conditions and risks, and (vi) has carefully reviewed the terms and provisions of this Agreement and evaluated such Seller’s rights and obligations contained herein.

(b)    Such Seller has made its own independent investment analysis and decision to sell its Shares and consummate the Transactions and has had the opportunity to conduct its own investigation to the extent such Seller has deemed it necessary and desirable and, on the basis of the foregoing, has determined, in consultation with counsel, that it is in such Seller’s best interests to sell its Shares to the Company at this time. Such Seller is acting as principal for its own account in connection with the Transactions.

(c)    Such Seller acknowledges receiving the reports and other documents filed to date by the Company with the Securities and Exchange Commission (the “SEC”) and such Seller has had the opportunity to discuss the Company’s business, operations, prospects, management and financial affairs with the management of the Company and the opportunity to review any and all information and financial data of the Company. Such Seller further acknowledges that it has been provided, through one or more representatives or observers on the Company’s board of directors, with certain material nonpublic information concerning the Company and the Common Stock, and Seller further acknowledges that it has had an opportunity to ask questions of management of the Company, which questions were answered to Seller’s satisfaction.

(d)    Such Seller acknowledges that the Company and its affiliates have or may have nonpublic information concerning the Company or the Common Stock that may be material to a reasonable investor in making investment and disposition decisions, and that has not been disclosed by the Company to Seller. Such Seller’s decision to enter into this Agreement is being made with full recognition and acknowledgment that the Company may be privy to such nonpublic information, irrespective of whether such information has been provided to the Seller, and without Seller’s reliance on any disclosure or non-disclosure made or not made, or the completeness thereof, in connection with or arising out of the Transactions. Such Seller further acknowledges that neither the Company, nor any of its affiliates, nor any of their respective directors, officers, employees, agents, brokers, trustees or advisors (collectively, “Company Related Persons” and each a “Company Related Person”) has made any representations to Seller concerning the Company or the Common Stock except as expressly set forth in Section 3 hereof. Such Seller acknowledges that the information disclosed to it by the Company or any Company Related Person concerning the Company and the Common Stock, some of which may be material nonpublic information, may not be fully complete or accurate, and that Seller is not relying on (and expressly disclaims reliance on) any disclosure (or non-disclosure) made (or not made) by the Company or any other Company Related Person in connection with the Transactions, except for the representations set forth in Section 3 hereof.

(e)    Such Seller acknowledges that any nonpublic information may be indicative of a value of Shares that is different from the purchase price reflected in the Closing Consideration, or may be otherwise adverse to Seller, and such nonpublic information, if known to Seller, could be material to its decision to sell the Shares. Such Seller agrees that the Company shall not be obligated to disclose any nonpublic information it may have to such Seller, or have liability with respect to such non-disclosure.

(f)    Seller acknowledges that public disclosure of this Agreement or the Transactions may itself materially impact the perceived value of the Common Stock.

(g)    In the six month period leading up to the date of this Agreement, such Seller has not bid for or purchased any shares of Common Stock.

(h)    Such Seller acknowledges and agrees that the Company is relying on the Seller’s representations, warranties and agreements herein in proceeding with this Agreement and the transactions contemplated by this Agreement and the Seller agrees to such reliance. Without such representations, warranties and agreements, the Company would not enter into this Agreement and the transactions contemplated by this Agreement.

2.6    Absence of Litigation. To the knowledge of such Seller, no inquiry, action, suit or proceeding has been asserted, threatened or instituted (a) seeking to restrain or prohibit the carrying out of the Transactions or to challenge the validity of such Transactions or any part thereof, (b) concerning such Seller’s title to or ownership of the Shares, or (c) as a result of which the Company would be deprived of any of the material benefits of the ownership of the Shares.

2.7    Hedging. Seller has not entered into or altered any hedging or similar transactions with respect to any of the Common Stock or other securities of the Company.

Section 3.    Representations and Warranties of the Company. The Company represents and warrants to Seller as follows:

3.1    Organization and Authorization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. The Company has all requisite corporate power to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by the Company and the consummation by the Company of the Transactions have been duly authorized by the Company’s Board of Directors and no other corporate action on the part of the Company is necessary to authorize the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Equitable Exceptions.

3.2    No Violations. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by the Company and the consummation by the Company of the Transactions will not (a) violate any provision of the Company’s Certificate of Incorporation or Bylaws, (b) violate any statute, rule, regulation, order or decree of any governmental authority by which the Company or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person or entity with respect to any agreement, contract, indenture, mortgage or instrument to which the Company is a party or any of its properties or assets is bound.

3.3    Consents. No consent, approval or other authorization of any governmental authority or under any contract or other agreement, instrument or commitment to which the Company is a party is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company or the consummation by the Company of the Transactions.

Section 4.    Indemnification and Release.

4.1    Each Seller agrees to indemnify and hold harmless the Company and each other Company Related Person from, and to reimburse each such person for, any and all claims, suits, actions, proceedings, damages, losses, liabilities and expenses (including, without limitation, reasonable attorney’s fees and disbursements) that may be instituted or asserted against or incurred by the Company or any other Company Related Person arising out of or based upon any breach of any representation, warranty, covenant or agreement of such Seller contained in this Agreement or in any document delivered pursuant hereto.

4.2    Each Seller agrees that it has and will have no claims (under any federal or state securities law or otherwise, to the extent permitted under applicable law) against the Company or any other Company Related Person in connection with or arising out of any failure of the Company or any Company Related Person to disclose any nonpublic information in connection with the Transactions, and each Seller hereby waives and releases any such claim, to the fullest extent of the law, and agrees not to assert any such claim.

Section 5.    Certain SEC Filings and Related Matters. Each party shall (assuming the accuracy of the other party’s representations and warranties in this Agreement) be solely responsible for its compliance, and shall comply, with all federal and state securities laws, including without limitation (a) any reporting requirements under Sections 13 or 16 of the Exchange Act and (b) the short-swing profit recovery provisions under Section 16 of the Exchange Act. Without limiting the foregoing, each Seller covenants to timely file Form 4s and any amendment to Schedule 13D with the SEC reporting the execution of this Agreement and the sale of the Shares, each in accordance with, and to the extent required by, the Exchange Act and the rules and regulations promulgated thereunder.

Section 6.    General.

6.1    Termination. Subject to Section 6.2, Section 6.14 and Section 6.19 hereof, this Agreement shall terminate immediately following the completion of the purchase and sale of the Shares as required in accordance with the terms of Section 1 of this Agreement.

6.2    Further Assurances. The Company and each Seller hereby agree to execute and deliver such certificates, instruments and other documents, and to take all other actions, as may be reasonably requested by the other party in order to carry out, evidence or give effect to the Transactions.

6.3    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein with respect to the subject matter hereof.

6.4    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other party hereto, and any purported assignment in violation of this Section 6.4 shall be null and void.

6.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

6.6    Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

6.7    Construction. As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

6.8    Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6.9    Notices. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing (including electronic mail transmission) and validly given if (a) delivered personally, (b) delivered by overnight express, (c) sent by registered or certified mail, postage prepaid, or (d) in the case of electronic mail transmission, a receipt of such transmission is requested and received) as follows:

If to Seller:                  George K. Broady

6363 North State Highway 161, Suite 360

Irving, TX 75038

Email: george@thebroadycompanies.com

If to the Company:         Natural Health Trends Corp.

Attention: Chief Financial Officer

609 Deep Valley Drive, Suite 395

Rolling Hills Estates, CA 90274

Email: scott.davidson@nhtglobal.com

or to such other address or counsel as any party hereto shall specify pursuant to this Section 6.9 from time to time or at such other address for a party as shall be specified by like notice.

6.10    Governing Law. This Agreement and any proceeding, dispute or controversy (a “Proceeding”) or other matter relating hereto or thereto (or the negotiation hereof) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflicts of law rules or provisions that would compel the application of the laws of another jurisdiction.

6.11    Venue. All Proceedings arising out of or relating to this Agreement (or the negotiation hereof) shall be heard and determined exclusively in the Delaware Court of Chancery and the appellate courts therefrom or, solely to the extent such courts lack jurisdiction, any state or federal court sitting in the State of Delaware and any appellate courts therefrom. Consistent with the preceding sentence, the parties hereto hereby (i) irrevocably and unconditionally submit to the exclusive personal jurisdiction of such courts for the purpose of any such Proceeding brought by any party hereto and (ii) irrevocably waive, and unconditionally agree not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts. Each of the parties hereto agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court other than as provided in this Section 6.11.

6.12    Specific Performance. The parties hereby acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of any party hereunder to consummate the transactions contemplated by this Agreement) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties agree that each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof in any court of competent jurisdiction in accordance with Section 6.11 of this Agreement, this being in addition to any other remedy to which they are entitled under the terms of this Agreement, at law, in equity or otherwise, and each party hereby waives any requirement for the securing or posting of any bond or other collateral in connection with such remedy or any right to object to any such remedy.

6.13    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.13.

6.14    Survival of Covenants, Agreements, Representations and Warranties. All representations, warranties, covenants, agreements and indemnities made hereunder or pursuant hereto or in connection with the Transactions shall survive the termination of this Agreement and shall continue in full force and effect thereafter according to their terms without limit as to duration.

6.15    Severability. The provisions of this Agreement shall be severable in the event that any of the provisions contained herein are held to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

6.16    Expenses. The Company, on the one hand, and Sellers, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the Transactions.

6.17    Third Party Beneficiaries. No person or entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

6.18    Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

6.19    Further Assurances. From time to time after the date hereof, at the request of any other party but at the expense of the requesting party, any party hereto shall execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the requesting party may reasonably request in order to consummate or evidence the Transactions.

6.20    Attorney’s Fees. Subject to the other provisions of this Agreement, should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorney’s fees and expenses and all mediation, arbitration and court costs in connection with said proceeding.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

THE COMPANY:

NATURAL HEALTH TRENDS CORP.

By: /s/ Timothy S. Davidson

Name: Timothy S. Davidson

Title: Senior Vice President and Chief Financial Officer

SELLERS:

GEORGE K. BROADY 2012 IRREVOCABLE TRUST

By: /s/ George K. Broady

Name: George K. Broady, Trustee

ELEANOR JANE BROADY 2012 IRREVOCABLE TRUST

By: /s/ Lynn Broady Berg

Name: Lynn Broady Berg, as Co-Trustee

By: /s/ Brunde Elizabeth Broady

Name: Brunde Elizabeth Broady, as Co-Trustee

By: /s/ George Vincent Broady

Name: George Vincent Broady, as Co-Trustee

By: /s/ John Marvin Broady

Name: John Marvin Broady, as Co-Trustee

By: /s/ Magdalena Steinbrunner

Name: Magdalena Steinbrunner, as Co-Trustee

[Signature Page to Stock Repurchase Agreement]

EXHIBIT A

Sellers

Seller Name	Shares	Consideration Payable to Each Seller
George K. Broady 2012 Irrevocable Trust	690,099	$1,380,198.00
Eleanor Jane Broady 2012 Irrevocable Trust	2,245,128	$4,490,256.00